EXHIBIT 12.1


      Ratios of Earnings to Fixed Charges (Excluding Interest on Deposits)

                                                           Years Ended December 31,
                                        ---------------------------------------------------------------
                                           1997         1996         1995         1994        1993
                                        ------------ ------------ -----------  ----------- ------------
Earnings:

Net Income                                  $17,257      $16,653     $14,130     $  7,032     $  9,662

Income Tax Expense                            8,152        7,685       5,934        1,157        3,167
                                        ------------ ------------ -----------  ----------- ------------

Pretax Earnings                             $25,409      $24,338     $20,064     $  8,189      $12,829
                                        ============ ============ ===========  =========== ============
Fixed Charges:

Interest on Borrowed Funds                  $20,909     $  9,556    $  3,915     $  1,355     $  1,358

Amortization of Debt                              -            -          16           21           21
                                        ------------ ------------ -----------  ----------- ------------

Total Fixed Charges                         $20,909     $  9,556    $  3,931     $  1,376     $  1,379
                                        ============ ============ ===========  =========== ============

Earnings for Ratio Calculations             $46,318      $33,894     $23,995     $  9,565      $14,208
                                        ============ ============ ===========  =========== ============
Ratio of Earnings to Fixed
  Charges (Interest on
  Deposits Included)                          2.22x        3.55x       6.10x        6.95x       10.30x
                                        ============ ============ ===========  =========== ============